ERNST & YOUNG

Kost Forer Gabbay & Kasierer
2 Pal-Yam Ave.
Haifa 33095, Israel
Tel: 972 (4)8654000
Fax: 972 (3)5633443
www.ey.com/il

Consent of Independent Auditor

We consent to the reference of our report dated March 20, 2007 , relating to the consolidated financial statements of Medivision Medical Imaging Ltd. for the year ended December 31, 2006, included in the Registration Statement (from S-4) and the related Prospectus of Ophthalmic Imaging Systems. We also consent to the reference to our firm under the caption "Experts" in that Prospectus.

Haifa, Israel
May 13, 2008

Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member firm of Ernst & Young Global Limited